Ex 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated May 13, 2005, with respect to Note G, May 18, 2005, on our audit of the financial statements of Coconut Palm Acquisition Corp. in the Amendment No. 1 to the Registration Statement on Form S-1 to be filed on or about July 6, 2005 and the related Prospectus.



/s/ Eisner LLP

Eisner LLP

New York, New York
July 5, 2005